UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): September 13, 2007

METHODE ELECTRONICS, INC.
(Exact name of registrant as specified in its charter)

Delaware State of Other Jurisdiction of Incorporation	0-2816 Commission File Number	36-2090085 I.R.S. Employer Identification Number
7401 West Wilson Avenue, Chicago, Illinois 60706
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (708) 867-6777
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
Item 9.01 Financial Statements and Exhibits.
SIGNATURE
2007 Stock Plan
2007 Cash Incentive Plan
Form Performance Based RSA Award Agreement
Form Annual Cash Bonus Award Agreement
Form RSA Tandem Cash Award Agreement
Form Director RSA Award Agreement

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     At the Annual Meeting of Stockholders on September 13, 2007, the stockholders of Methode Electronics, Inc. (the “Company”) approved, upon recommendation of the Company’s Board of Directors, adoption of the Methode Electronics, Inc. 2007 Stock Plan (the “Stock Plan”) and the Methode Electronics, Inc. 2007 Cash Incentive Plan (the “Cash Plan”).
The Stock Plan
     The Stock Plan permits a total of 1,250,000 shares of our common stock to be awarded to participants in the form of nonqualified stock options, incentive stock options, restricted stock, restricted stock units, stock appreciation rights, and performance share units, any of which may be performance-based awards. The Stock Plan is designed to allow for “performance-based compensation” under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Section 162(m)”). As such, qualified awards payable pursuant to the Stock Plan should be deductible for federal income tax purposes under most circumstances. Our Compensation Committee will determine the type and amount of each award, as well as the terms and conditions. We currently grant equity incentive awards in the form of restricted stock and restricted stock units under the Methode Electronics, Inc. 2004 Stock Plan (the “2004 Plan”) or the Methode Electronics, Inc. 2000 Stock Plan (the “2000 Plan”). As of April 28, 2007, awards with respect to 400,900 shares and 171,877 shares of our common stock were subject to issuance under the 2004 Plan and the 2000 Plan, respectively. Upon the adoption of the 2007 Stock Plan, our Board of Directors elected to terminate the 2004 Plan and the 2000 Plan with respect to the shares reserved under these plans that are not subject to outstanding awards.
     In July 2007, our Compensation Committee authorized restricted stock awards to executive officers under the Stock Plan, subject to stockholder approval of the Stock Plan. These restricted stock awards are subject to a performance-based vesting condition linked to the net sales growth and return on invested capital of the Company, measured as of May 1, 2010. At this time, our Compensation Committee also authorized restricted stock awards to our non-employee directors under the Stock Plan, subject to stockholder approval of the Stock Plan. Each of our non-employee directors received a contingent grant of 3,000 shares of restricted stock.
The Cash Plan
     The Cash Plan is intended to provide cash incentives for senior management to improve company performance and increase value for stockholders. The Cash Plan is designed to provide “performance-based compensation” under Section 162(m). As such, qualified awards payable pursuant to the Cash Plan should be deductible for federal income tax purposes under most circumstances. Our Compensation Committee will determine the amounts and terms of each award, including the performance criteria, performance goals and performance period.
     In July 2007, our Compensation Committee authorized certain incentive awards to executive officers under the Cash Plan, subject to stockholder approval of the Cash Plan. These awards include an annual performance-based bonus award and an RSA tandem cash bonus

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award. These awards are intended to qualify for full deductibility under Section 162(m) of the Code if they are subsequently earned and paid out.
     The annual performance-based bonus awards are cash incentive awards for the 2008 fiscal year, which will become payable for performance if certain performance goals are achieved in the 2008 fiscal year. Pursuant to these awards, the key performance measure for all of our executive officers is earnings before interest and taxes based on our overall consolidated financial results. For our executive officers other than Messrs. Duda and Koman, a portion of this bonus is also dependent on achieving certain individual management by objectives (“MBOs”). MBOs include qualitative factors which emphasize strong performance, such as product diversification, technology acquisitions and talent management.
     The RSA tandem cash bonus awards are cash incentive awards that will become payable for performance over a three-year period if certain performance goals are achieved. Our Compensation Committee granted these awards concurrently with the restricted stock awards described above. The performance measures for each of the named executive officers include net sales growth and return on invested capital for the Company. The maximum amount of the RSA tandem cash bonus will equal the product of the closing price of our common stock as of May 1, 2010, and 50% of the number of shares awarded to such executive officer under the 2008 restricted stock award.
Additional Information
     The Stock Plan and the Cash Plan are described in detail in the Company’s 2007 proxy statement on Schedule 14A filed with the Securities and Exchange Commission on August 8, 2007 in connection with the Annual Meeting of Stockholders held on September 13, 2007. The descriptions of the Stock Plan and the Cash Plan set forth herein are qualified in their entirety by reference to the full text of the Stock Plan and the Cash Plan attached hereto as Exhibits 10.1 and 10.2, respectively, which are incorporated herein by reference, and copies of the Form Performance Based RSA Award Agreement, Form Annual Cash Bonus Award Agreement, Form RSA Tandem Cash Award Agreement, and Form Director RSA Award Agreement, which are attached hereto as Exhibits 10.3, 10.4, 10.5 and 10.6, respectively.
Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

10.1	Methode Electronics, Inc. 2007 Stock Plan
10.2	Methode Electronics, Inc. 2007 Cash Incentive Plan
10.3	Form Performance Based RSA Award Agreement
10.4	Form Annual Cash Bonus Award Agreement
10.5	Form RSA Tandem Cash Award Agreement
10.6	Form Director RSA Award Agreement

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METHODE ELECTRONICS, INC.
Date: September 19, 2007	By:	/s/ Douglas A. Koman
Douglas A. Koman
Chief Financial Officer